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                                                                    EXHIBIT 99.4

FOR IMMEDIATE RELEASE                              CONTACT: TOM GOYDA, SHANDWICK
                                                                    314-552-6724
                                                              PAGER 800-795-2304


                   EDISON BROTHERS ANNOUNCES AGREEMENT TO SELL
                       BAKERS SHOE CHAIN TO WEISS & NEUMAN

ST. LOUIS, May 20, 1999 -- Edison Brothers Stores, which filed for Chapter 11 bankruptcy protection on March 9, announced today that it has signed an agreement to sell most of its Bakers women's footwear chain to Weiss & Neuman Shoe Co. for $11.0 million. The sale is subject to bankruptcy court approval and the ability of Weiss & Neuman to obtain suitable financing.

The agreement filed with the court today would result in the sale of 184 of the 253 Bakers stores and 10 Wild Pair locations, as well as all of the existing Bakers inventory. Weiss & Neuman, which is controlled by former Edison Brothers executive Peter Edison, currently operates approximately 75 footwear stores, including the Hot Line chain, leased department store operations and two Toz stores.

On May 18, Edison received bankruptcy court approval of a previously announced agreement to sell its Repp Ltd. Big & Tall menswear stores and Repp By Mail catalog operations to J. Baker for approximately $31.7 million. The company also has signed agreements to sell its JW/Jeans West, Coda and 5-7-9 chains, and is currently liquidating most of its Wild Pair footwear stores and the Riggings menswear chain.

Edison Brothers Stores Inc. operates Bakers and Wild Pair footwear stores; 5-7-9 junior apparel stores; Riggings, JW, Coda and Repp Ltd. Big & Tall menswear stores; and Repp By Mail men's catalog. The company has nearly 1,500 stores in the United States, Canada, Puerto Rico and the Virgin Islands.

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